Exhibit 99.1

Eric Corbett

100 Long Branch Avenue Unit 21

Etobicoke, Ontario, M8W 0C1

CANADA

Via Email (jason@accessalternative.com; edborkowski@gmail.com)

November 28, 2025

Re: Resignation from the Entero Therapeutics Inc. Board of Directors Dear Messrs. Borkowski and Sawyer,

I am writing to tender my resignation from the Board of Directors of Entero Therapeutics Inc. (the “Company”), effective November 28, 2025 due to fundamental disagreements with Management and the Board’s policies, practices and procedures. The circumstances leading to my resignation involve concerns regarding:

-	Potentially inaccurate & misleading financial statements disseminated to the market

-	Inadequate GRID AI due diligence during the acquisition process

-	Concerns regarding potentially misleading press releases disseminated to the market

-	Concerns about the quality and completeness of Board meeting minutes

Regards,

/s/ Eric Corbett

Eric Corbett